                                                                     EXHIBIT 4.7

C. E. UNTERBERG TOWBIN LETTERHEAD

                                                                   March 8, 2005

Mr. John Jacobson
President and Chief Executive Officer
Offshore Systems International Ltd.
#107 - 930 West 1st Street,
North Vancouver, BC
Canada V7P 3N4

Dear John:

This letter ("Letter Agreement") represents our understanding of the basis upon which C.E. Unterberg, Towbin, LLC, a Delaware limited liability company ("CEUT") is engaged to provide financial advisory and investment banking services to Offshore Systems International Ltd. (the "Company"). This letter solely relates to such financial advisory and investment banking services and not to any potential investment in the Company by CEUT.

      1. The Company hereby retains CEUT to act as its exclusive financial advisor with respect to a best efforts private placement transaction of up to US$16,000,000 of units (collectively the "Units") consisting of convertible preferred stock (the "Preferred Shares") and share purchase warrants ("Warrants"). The material terms and conditions of the proposed private placement are set out in the term sheet attached hereto as Schedule "A" and incorporated by reference (the "Term Sheet"). The Company will not offer any of the Units for sale to, or solicit any offers to buy from, any person or persons, whether directly or indirectly, otherwise than through CEUT, except for SDS Capital Group SPC, North Sound and their respective affiliates. The Company acknowledges that under no circumstances shall CEUT be liable for failure to obtain or produce the proposed financing.

      2. As part of our engagement, CEUT will provide the Company with the following services:

            a.    Identify and contact potential investors;

            b. As necessary, with management of the Company, meet with potential investors approved by the Company and provide them with such information furnished by the Company as may be appropriate;

            c. Assist the Company in negotiating with identified potential investors; and

            d. Assist the Company and the Company's legal counsel in preparing documents related to the transaction and having such documents executed in order to close the private placement transaction and any other agreements as may be necessary.

      3. As compensation for the services rendered by CEUT hereunder, the Company agrees to pay CEUT for the sale of Units, a cash fee (the "Fee") equal to 7% of the proceeds raised from the sale of Units to investors (the "Purchasers") other than SDS Capital Group SPC, North Sound and their respective affiliates. In addition, the Company will issue to CEUT 3.5% of the common stock equivalents underlying the Preferred Shares issued in the form of common stock warrants (the "B Warrants") with an exercise price of CDN$0.85. Payment and issuance of the Fee and B Warrants set out herein is subject to acceptance by the TSX. The Company will use its reasonable commercial efforts to obtain such acceptance as part of its application for acceptance of the private placement. As noted in the Term Sheet, the fixing of the conversion price of the Preferred Shares to CDN$0.85, and the issuance of the Warrants to the Purchasers, are subject to approval of the Company's shareholders. All subscription agreements and subscription funds received by the Company prior to the shareholder vote will be held in escrow by a third party escrow agent. If shareholder approval is not obtained, the following provisions apply:

            (a) The escrow agent will return all subscription funds to the Purchasers, with interest at a rate of 12% per annum;

            (b)   CEUT will not be entitled to the Fee or any B Warrants.

      If shareholders approval is obtained, the Preferred Shares and Warrant will be issued to the Purchasers and CEUT will be paid the Fee and the B Warrants will be issued to CEUT.

      The Company also agrees to reimburse CEUT for its reasonable counsel and out-of-pocket expenses incurred in connection with the provision of its services hereunder, to a maximum of CDN$75,000.

      4. CEUT acknowledges that the Company has no obligation or intention to file a registration statement in the United States to register the securities under the United States Securities Exchange Act of 1934 (the "US Securities Act"), nor a prospectus in any province in Canada to qualify distribution of the Units or the underlying common shares. Accordingly, the Units will be issued subject to such hold periods and trading restrictions as may be imposed by applicable securities regulations and by the TSX in accordance with its policies. CEUT further agrees that:

            (a) the Units will be offered and sold in the United States only by CEUT who is duly registered as a broker-dealer pursuant to
                  Section 15(b) of the US Securities Act and under the securities laws of each state in which such offers and sales were made (unless exempted from the respective state's broker-dealer registration requirements) and who is a member in good standing with the National Association of Securities Dealers, Inc.;

            (b) all offers and sales of the Units in the United States or to U.S. Persons will be made to "accredited investors" (as defined below) (each, a "U.S. Placee");

            (c) all offers and sales of the Units in the United States will be effected in accordance with all applicable U.S. broker-dealer requirements;

            (d) immediately prior to delivering or transmitting a subscription agreement to any U.S. Placee, CEUT will have reasonable grounds to believe and will believe that such U.S. Placee is an "accredited investor" as defined in Rule 501(a) under Regulation D under the U.S. Securities Act ("Regulation D");

            (e) no form of general solicitation or general advertising (as those terms are used in Regulation D) will be used by CEUT, or its affiliates or any person acting on its behalf, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees had been invited by general solicitation or general advertising, in connection with the offer or sale of the Units to U.S. Placees;

            (f) prior to any sale of Units to U.S. Placees, CEUT will cause each U.S. Placee to complete and sign a subscription agreement in the form or forms agreed to by the Company and CEUT;

            (g) if any of the Units are sold in Canada through participating selling agents, such Units will be sold only by registered dealers in Canada and only to Purchasers who are "accredited investors" as that term is defined in Multilateral Instrument 45-103 or, in the case of Purchasers who are Ontario residents, "accredited investors" as that term is defined in Ontario Securities Commission Rule 45-501; and

            (h) The Company reserves the right to accept or reject subscriptions from prospective Purchasers. CEUT will use its reasonable commercial efforts to ensure that the no Purchaser, or group of associated or affiliated Purchasers, will subscribe for more that 4,000 Units.

      5. CEUT and the Company have entered into a separate letter agreement, dated the date hereof, providing for the indemnification of CEUT by the Company in connection with CEUT's engagement hereunder, the terms of which are incorporated into this agreement in their entirety.

      6. The Company recognizes and confirms that CEUT in acting pursuant to this engagement will be using publicly available information and information in reports and other materials provided by others, including, without limitation, information provided by or on behalf of the Company and that CEUT does not assume responsibility for and may rely, without independent verification, on the accuracy and completeness of any such information. The Company agrees to furnish or cause to be furnished to CEUT all necessary or appropriate information for use in its engagement and hereby warrants that any information relating to the Company that is furnished to CEUT by or on behalf of the Company, will be true and correct in all material respects and not misleading. CEUT agrees to receive and maintain such information in strict confidence (accept to the extent that it is a matter of public record or public knowledge) and to make such information available to its principals, employees, agents and advisors on a "need to know" basis in connection with its due diligence review of affairs of the Company. CEUT agrees to return all confidential information and documentation of the Company to it promptly at its request.

      7. This engagement shall terminate upon the earlier of (i) closing of the private placement transaction and (ii) six (6) months from the date of this agreement. Any such termination shall not (except as provided herein) affect the compensation or indemnification provisions set forth herein, all of which shall remain in full force and effect. In addition, the Company shall be responsible for any fees as outlined above for any offering undertaken by the Company in lieu of the contemplated transaction described herein with any investors contacted by CEUT (other than SDS Capital Group SPC and North Sound) that is concluded within twelve (12) months of the date of termination of this agreement.

      8. The Purchasers of the Units shall have a right of first offer for any equity, equity linked or debt financing proposed by the Company for a period of 24 months from the closing date, as set out in the Term Sheet. Such right of first offer shall be embodied in the formal subscription agreements between the Purchasers and the Company.

      9. CEUT shall have the right of the first refusal during the term of this Agreement and for a period of twelve (12) months after the conclusion of the private placement transaction to act as the Company's lead manager and book runner or lead placement agent in connection with any Rule 144A offering, underwritten public offering, other underwritten financings or private placements ("Financings") that may be undertaken by the Company (except for any Financings that may be undertaken with SDS Capital Group SPC, North Sound and their respective affiliates) on like terms and conditions to this engagement.

      10. Notwithstanding its engagement as placement agent hereunder, CEUT may not, without its prior written consent, (such consent not to be unreasonably withheld), be quoted or referred to in any document, release or communication prepared, issued or transmitted by the Company (including any entity controlled by, or under common control with, the Company and any director, officer, employee or agent thereof).

      11. Following completion of this engagement, CEUT shall have the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder; subject to prior written approval of the Company, which will not be unreasonably withheld.

      12. This Agreement is governed by the laws of the State of New York, without regard to such state's rules concerning conflicts of law, and will be binding upon and inure to the benefit of the Company and CEUT and their respective successors and assigns. The Company and CEUT agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of either party with respect to any matter whatsoever relating to or arising out of any actual or proposed transaction or the engagement of or performance by CEUT hereunder. The Company also hereby submits to the jurisdiction of the courts of the State of New York in any proceeding arising out of or relating to this Agreement, including federal district courts located in such state, agrees not to commence any suit, action or proceeding relating thereto except in such courts, and waives, to the fullest extent permitted by law, the right to move to dismiss or transfer any action brought in such court on the basis of any objection to personal jurisdiction, venue or inconvenient forum. This agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

CEUT will act under this Agreement as an independent contractor with duties solely to the Company.

The Company acknowledges that CEUT and its affiliates may have and may in the future have investment banking and other relationships with parties other than the Company, which parties may have interests with respect to this placement. Although CEUT in the course of such other relationships may acquire information about the placement, potential purchasers of the Securities or such other parties, CEUT shall have no obligation to disclose such information to the Company or to use such information on behalf of the Company. Furthermore, the Company acknowledges that CEUT may have fiduciary or other relationships whereby CEUT may exercise voting power over securities of various persons, which securities may from time to time include securities of the Company or of potential purchasers of the Securities or others with interests in respect of the placement. The Company acknowledges that CEUT may exercise such powers and otherwise perform its functions in connection with such fiduciary or other relationships without regard to its relationship to the Company hereunder.

Please note that CEUT is a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking, financing and financial advisory services. In the ordinary course of our trading, brokerage and financing activities, CEUT or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of the Company.

If the foregoing correctly sets forth the understanding and agreement between CEUT and the Company, please so indicate in the space provided for that purpose below, together with the enclosed duplicate original, and return one (1) of these originals to us, whereupon this letter shall constitute a binding agreement as of the date hereof.

                                                Sincerely,

                                                C.E. Unterberg, Towbin, LLC

                                                By: /s/ "Mark J. Hughes"
                                                    --------------------
                                                    Mark J. Hughes
                                                    Managing Director

Approved and agreed to as of March 8, 2005:

Offshore Systems International Ltd.

By: "/s/ John Jacobson"
    -------------------
     John Jacobson
     President and Chief Executive Officer

                                                                   March 8, 2005

C.E. Unterberg, Towbin, LLC
350 Madison Avenue
New York, NY 10017

Ladies and Gentlemen:

In connection with the engagement of C.E. Unterberg, Towbin, LLC, a Delaware limited liability company ("CEUT") to advise and assist Offshore Systems International Ltd. (the "Company") with the subject matter in the letter agreement dated the date hereof between CEUT and the Company, the Company agrees that it will indemnify and hold harmless CEUT and its affiliates and their respective directors, officers, agents and employees and each other person controlling CEUT or any of CEUT's affiliates (collectively, the "Indemnified Parties"), to the full extent lawful, from and against any losses, expenses, claims or proceedings (collectively, "losses") (i) related to or arising out of
(A) oral or written information provided by the Company, its employees or other agents, which information either the Company or CEUT provide to any actual or potential buyers, sellers, investors or offerees, or (B) any other action or failure to act by the Company, its directors, officers, agents or employees or by CEUT or any Indemnified Party at the Company's request or with the Company's consent, or (ii) otherwise related to or arising out of the engagement or any transaction or conduct in connection therewith and resulting primarily from the Company's negligence, bad faith or willful misconduct, except that these clauses
(i) and (ii) shall not apply with respect to (x) any losses that are finally judicially determined to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Party, or (y) any amount paid in settlement of claims without the Company's consent, which consent will not be unreasonably withheld.

In the event that the foregoing indemnity is unavailable to any Indemnified Party for any reason (other than as a consequence of a final judicial determination of willful misconduct, bad faith or gross negligence of such Indemnified Party), then the Company agrees to contribute to any losses related to or arising out of the engagement or any transaction or conduct in connection therewith as follows. With respect to such losses referred to in clause (i) of the preceding paragraph, each of the Company and CEUT shall contribute in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by CEUT, on the one hand, and by the Company and its security holders, on the other hand, from the actual or proposed transaction arising in connection with the engagement. With respect to any other losses, and for losses referred to in clause (i) of the preceding paragraph if the allocation provided by the immediately preceding sentence is unavailable for any reason, each of the Company and CEUT shall contribute in such proportion as is appropriate to reflect not only the relative benefits as set forth above, but also the relative fault of each of the Company and CEUT in connection with the statements, omissions or other relevant equitable considerations. Benefits received (or anticipated to be received) by the Company and its security holders shall be deemed to be equal to the aggregate cash consideration and value of securities or any other property payable, issuable, exchangeable or transferable in such transaction or proposed transaction, and benefits received by CEUT shall be deemed to be equal to the compensation paid by the Company to CEUT (whether in cash or otherwise) in connection with the engagement (exclusive of amounts paid for reimbursement of expenses or paid under this agreement). Relative fault shall be determined by reference to, among other things, whether any alleged untrue statement or omission or any other alleged conduct relates to information provided by the Company or other conduct by the Company (or its employees or other agents), on the one hand, or by CEUT, on the other hand. CEUT and the Company agree that it would not be just and equitable if contribution were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to above. Notwithstanding anything to the contrary above, in no event shall CEUT be responsible for any amounts in excess of the amount of the compensation actually paid by the Company to CEUT (in cash or otherwise) in connection with the engagement (exclusive of amounts paid for reimbursement of expenses or paid under this agreement).

Promptly after CEUT receives notice of the commencement of any action or other proceeding in respect of which indemnification or reimbursement may be sought hereunder, CEUT will notify the Company thereof; but the omission so to notify the Company shall not relieve the Company from any obligation hereunder unless, and only to the extent that, such omission results in its forfeiture of substantive rights or defenses. If any such action or other proceeding shall be brought against any Indemnified Party, the Company shall, upon written notice given reasonably promptly following CEUT's notice to the Company of such action or proceeding, be entitled to assume the defense thereof at its expense with counsel chosen by the Company and reasonably satisfactory to the Indemnified Parties; provided, however, that any Indemnified Party may at its own expense retain separate counsel to participate in such defense. Notwithstanding the foregoing, such Indemnified Party shall have the right to employ separate counsel at the Company's expense and to control its own defense of such action or proceeding if, in the reasonable opinion of counsel to such Indemnified Party, (i) there are legal defenses available to such Indemnified Party or to other indemnified parties that are different from or additional to those available to the Company, or (ii) a conflict or likely conflict exists between the Company and such Indemnified Party that would make such separate representation advisable; provided, however, that in no event shall the Company be required to pay fees and expenses under this indemnity for more than one counsel in any one legal action or group of related legal actions. The Company agrees that it will not, without the prior written consent of CEUT, which consent shall not be unreasonably withheld or delayed, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters that are the subject of CEUT's engagement (whether or not any Indemnified Party is a party thereto) unless such settlement, compromise or consent includes an unconditional release of CEUT and each other Indemnified Party from all liability arising or that may arise out of such claim, action or proceeding.

The Company further agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or any of its affiliates, creditors or security holders for or in connection with the engagement or any actual or proposed transactions or other conduct in connection therewith except for losses incurred by the Company that are finally judicially determined to have resulted primarily from the gross negligence or willful misconduct of such Indemnified Party or have resulted from a breach of the engagement between the Company and CEUT.

The foregoing agreement is in addition to any rights CEUT may have at common law or otherwise and shall be binding on and inure to the benefit of any successors, assigns, and personal representatives of the Company and each Indemnified Party. This agreement is governed by the laws of the State of New York, without regard to such state's rules concerning conflicts of laws. Each of the parties hereto also hereby submits to the jurisdiction of the courts of the State of New York in any proceeding arising out of or relating to this agreement, including federal district courts located in such state, agrees not to commence any suit, action or proceeding relating hereto except in such courts, and waives, to the fullest extent permitted by law, the right to move to dismiss or transfer any action brought in such court on the basis of any objection to personal jurisdiction, venue or inconvenient forum. Solely for purposes of enforcing this agreement, each party hereby consents to personal jurisdiction, service of process and venue in any court in which any claim or proceeding that is subject to this agreement is brought against the other party. Any right to trial by jury with respect to any claim or proceeding related to or arising out of the engagement, or any transaction or conduct in connection therewith or this agreement is waived.

This agreement shall remain in full force and effect notwithstanding the completion or termination of the engagement.

                                   Very truly yours,

                                   Offshore Systems International Ltd.

                                   By: ________________________
                                       John Jacobson
                                       President and Chief Executive Officer

Agreed:

C.E. Unterberg, Towbin, LLC

By: ____________________
    Mark J. Hughes
    Managing Director

                                  SCHEDULE "A"

PREFERRED STOCK
Summary of Terms of Proposed Private Placement

COMPANY:                 Offshore Systems International Ltd. (the "Company").

PURCHASERS:              SDS Capital Group SPC, Ltd and other institutional investors (collectively, the "Purchasers").

ISSUE:                   CDN$17 - $19.5 million (the "Issue Amount")consisting of 17,000 to 19,500 Units. Each Unit will consist of
                         20 preferred shares (the "Preferred Shares") convertible into common shares of the Company and 588 share
                         (the "Warrants"); provided that the issuance of the purchase warrants Units is conditional upon the
                         Company obtaining TSX and shareholder approval.

PRICE PER UNIT:          CDN$1,000.00 per Unit.

OPTIONAL CONVERSION:     Each Preferred Share will be convertible at the option of the holder into the number of Common Shares of
                         Company that is determined by dividing the issue price of CDN$50 per Preferred Share by CDN $0.85 (with each Preferred Share being convertible into 58.82 common shares).

MANDATORY CONVERSION:    The Company may require the Purchasers to convert the Preferred Shares to Common Shares if (i) at any time after twelve (12) months following the closing date, the closing price of the Common Shares has been greater than 250% of the fixed Conversion Price of CDN $0.85 for at least twenty (20) consecutive trading days, or (ii) at any time upon the Company's sale of its Common Shares in a firm commitment public underwritten offering in which (a) the offering price of the Common Shares is greater than 200% of the fixed Conversion Price of CDN $0.85, (b) the aggregate gross proceeds exceed CDN$40 million, and (c) the underlying Common Shares are  freely tradable.

CONVERSION DATE:         The date on which a Purchaser delivers to the Company a notice of conversion together with the certificates representing the Preferred Shares being converted duly endorsed for transfer.

DIVIDENDS:               Fixed cumulative dividends at the rate of 7% per annum, payable semi-annually or upon conversion or redemption.

WARRANTS:                The number of whole Warrants issued for each Unit subscribed for will be 588. Each whole Warrant will entitle the holder to purchase one Common Share of the Company at the exercise price of CDN $0.85. The
                         Warrants shall be exercisable for a period of five years from the date of issuance at any time at the election of the holders. During the first twelve months following closing, the Warrants will be exercisable for cash. Thereafter until expiration, the Warrants will be exercisable for cash or by cashless exercise
                         (reducing the number of shares to be issued by the Company). The Company may redeem  the Warrants for $0.10 per Warrant upon twenty days notice, provided that (i) the Common Shares closes above 300% of the exercise price for a period of twenty consecutive trading days, and (ii) the Common Shares underlying the Warrants are freely tradable.  Any Warrants which are the subject of a redemption notice may be exercised within the
                         20 day notice period.

COMPANY'S RIGHT OF       The Company will also have the right, but not the obligation, to redeem the  Preferred Shares at any time
REDEMPTION:              after 3 years following the closing date at the original issue price plus a premium of 20% of the original issue price. A holder will have 20 days after receipt of notice of redemption within which to convert the
                         Preferred Shares to Common Shares.

LIQUIDATION PREFERENCE:  The liquidation preference per share shall equal the purchase price per Preferred Share plus any accrued but unpaid dividends thereon at the time of liquidation.

VOTING:                  Each Preferred Share will entitle the holder to one vote on all matters brought before the holders of the common shares.

RIGHT OF FIRST OFFER:    For any equity, equity linked, or debt financing within twenty-four (24) months from the closing date, the
                         Purchasers shall have a right of first offer to purchase all or part of the private placement. The
                         Purchasers will have ten (10) trading days to respond. A carve-out of this provision will be granted to the
                         Company for the issuance of stock or debt financing for situations involving strategic partnerships, acquisition candidates and public under written offerings.

OTHER RIGHTS:            Subject to securities laws and the policies of the TSX, the Purchasers shall be entitled to assign and transfer, without any other person's or the Company's consent and without restriction, all or any portion of the Preferred Shares or Warrants and the rights thereto. All per share amounts set forth herein are subject to equitable adjustment for stock splits, dividends, combinations, reorganizations and the like.
                         The Company will not issue any securities or unsecured debt obligations senior to the Preferred Shares without the prior written approval of the holders of a majority of the Preferred Shares, such approval not to be unreasonably withheld.

                         The Company will have the right to make any withholding or deduction in connection with the Preferred
                         Shares, Warrants, or the conversion or exercise thereof, in respect of any present or future tax, levy, duty, impost, assessment or other governmental charge as required by law.

ESCROW AND SHAREHOLDER   All subscription agreements and subscription funds will be held in  escrow by a third party escrow agent
APPROVAL:                mutually acceptable to the parties (the "Escrow Agent"). The Company agrees to seek shareholder approval of certain of the terms of the private placement as soon as reasonably practicable, having regard to the regulatory requirements for the calling of shareholders' meetings. The Company's management will recommend that the shareholders approve the private placement as proposed herein and will solicit proxies to vote in favour of approval. For greater certainty, the parties intend that upon receipt of shareholder approval, the following shall promptly occur without further agreement of the parties:

                         (a)     the Preferred Shares will be issued to the Purchasers;

                         (b)     the Warrants will be issued to the Purchasers;

                         (c)     the Escrow Agent will release the subscription funds to the Company; and

                         (d)     the Purchasers will receive interest on the subscription funds at a rate of 12% per annum, less applicable withholding tax.

                         If the shareholder approval is not obtained, the Escrow Agent will immediately return the subscription funds to the Purchasers, with interest on such funds at a rate of 12% per annum less applicable withholding tax.

CONDITIONS PRECEDENT TO  Completion of legal documentation and due diligence satisfactory to the Company and Purchasers, and
CLOSING:                 receipt of regulatory approval(including TSX acceptance).

EXPENSES:                At Closing, the Company will pay all reasonable expenses incurred by the Purchasers in connection with the negotiation, preparation and execution of the definitive documents, including attorneys' fees and expenses, to a total maximum of CDN$75,000.

CONFIDENTIALITY:         All parties agree to keep this private placement proposal and all conversations and exchanged information strictly confidential except to the extent that the Company is required by applicable securities laws and regulations to disclose the proposed private placement contemplated by this term sheet.

ACCEPTANCE OF            The Company reserves the right to accept or reject subscriptions from prospective Purchasers. SDS and
SUBSCRIPTIONS:           parties who are engaged to assist the Company in placing the private placement will use their reasonable commercial efforts to ensure that the subscriptions solicited from prospective Purchasers will not, if accepted by the Company: (a) upon conversion, result in the acquisition by any Purchaser, or group of
                         Purchasers acting in concert, of a control position in the Company; or (b) in the case of subscriptions received from "related parties" of the Company, require the Company to obtain a formal valuation or shareholder approval with respect to the private placement under applicable securities regulations and TSX policies (it being acknowledged that the Company will require shareholder approval to fix the conversion price and issue the warrants as outlined above).